UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2012

Intelsat S.A.

(Exact Name of Registrant as Specified in Charter)

Luxembourg	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 rue Albert Borschette Luxembourg Grand-Duchy of Luxembourg		L-1246
(Address of Principal Executive Offices)		(Zip Code)

+(352) 27 84 1600

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement for Sale of U.S. Administrative Headquarters Building

On July 18, 2012, Intelsat Global Service LLC (“Seller”), an indirect subsidiary of Intelsat S.A. (“Intelsat”), entered into a Purchase and Sale Agreement to sell Intelsat’s U.S. administrative headquarters office building located in Washington, DC (the “U.S. Administrative Headquarters Property”), and to assign Seller’s interest as tenant under the Amended and Restated Lease Agreement relating to the U.S. Administrative Headquarters Property, dated June 18, 2010, by and between the Government of the United States, as lessor (the “Ground Lessor”), and the Seller, as lessee (the “Ground Lease”), to SL 4000 Connecticut LLC (the “Purchaser”), an affiliate of those entities commonly referred to as the 601 W Companies, a private real estate investment group, for a purchase price of $85,000,000 in cash (the “U.S. Administrative Headquarters Sale”). Upon the closing of the U.S. Administrative Headquarters Sale, the Seller will enter into a lease agreement under which the Seller will lease from the Purchaser a portion of the U.S. Administrative Headquarters Property (the “Post-Closing Lease”) for an initial term of 18 months at an annual gross rental rate of $9,000,000, with a single option to extend the term of the Post-Closing Lease for up to an additional 12 months at an annual gross rental rate of $10,500,000. The closing of the U.S. Administrative Headquarters Sale is contingent upon the Ground Lessor’s approval in accordance with the terms set forth in the Ground Lease, together with other customary closing conditions. The above description is a summary of the relevant legal documents and is qualified in its entirety by the complete text of the Purchase and Sale Agreement, and exhibits and schedules attached thereto.

The proceeds from the U.S. Administrative Headquarters Sale are expected to be used by Intelsat for its general corporate purposes, which could include prepayment of existing debt. Intelsat is currently in the process of selecting a location for its new U.S. administrative headquarters office.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2012

INTELSAT S.A.

By:	/s/ Phillip L. Spector
Name:	Phillip L. Spector
Title:	Executive Vice President, General Counsel and Assistant Secretary